Exhibit 4.7

SPECIMEN

Incorporated under the Laws of the State of Nevada

Loop Media, Inc.

The Corporation is authorized to issue 316,666,667 Shares – Par Value $0.0001

This Certifies that **                                                   ** is the owner of *** [number] shares (    )***  fully paid and non-assessable Common Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated: _________________, 20__

, President	, Treasurer